CLOUGH GLOBAL ALLOCATION FUND

SPECIAL MEETING OF SHAREHOLDERS

JULY 17, 2009

On July 17, 2009, the Fund held its annual Meeting of Shareholders for the purpose of voting on a proposal to re-elect three Trustees of the Fund.  The results of the proposal were as follows:

Proposal:  To elect the following trustees to the Board

Robert L. Butler

James E. Canty

Richard C. Rantzow

Proposal I:  Re-election of Trustees

Robert L. Butler           James E. Canty              Richard C. Rantzow

For

9,587,244

        9,578,715

     9,581,068

Withheld

407,908

        416,437

     414,084

Withheld from Director

407,908

        416,437

     414,084